Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

Lantheus Medical Imaging	Pure Communications
Linda Lennox	Michele Rozen
978-671-8854	617-730-8284

Meara Murphy

978-671-8508

Lantheus MI Holdings, Inc. Appoints Brian A. Markison to its Board of Directors

No. BILLERICA, Mass. (September 10, 2012) — Lantheus MI Holdings, Inc., parent company of Lantheus Medical Imaging, Inc. (the “Company”), a global leader in developing, manufacturing and distributing innovative diagnostic imaging agents, today announced the appointment of Brian A. Markison as a member of its Board of Directors.

Mr. Markison is a seasoned executive with more than 30 years of operational, marketing, commercial development and sales experience with international pharmaceutical companies. He most recently held the position of President and Chief Executive Officer and member of the Board of Directors of Fougera Pharmaceuticals Inc., a specialty pharmaceutical company in dermatology, prior to its sale to Sandoz, the generics division of Novartis AG. Prior to joining Fougera, Mr. Markison served as Chairman, President and Chief Executive Officer of King Pharmaceuticals, Inc., which he joined as Chief Operating Officer.

Prior to joining King, Mr. Markison served as President, Oncology/Virology and Oncology Therapeutics Network at Bristol-Myers Squibb. Mr. Markison also previously held a number of senior leadership positions throughout his 22-year tenure at Bristol-Myers Squibb, including Senior Vice President, Licensing & External Development and Mergers/Acquisitions; Vice President, Operational Excellence and Productivity; President, Neuroscience/Infectious Disease/Dermatology/U.S. Managed Care; and Vice President, Strategy and Economics U.S. Pharma.

“We are very pleased to welcome Brian to our Board of Directors,” said Don Kiepert, President and Chief Executive Officer of the Company. “With his impressive leadership experience and extensive pharmaceutical business knowledge, Brian will be a valuable addition to our board. We look forward to working closely with him as we continue to execute our corporate strategy and identify new opportunities for growth.”

“I am excited to join the Company’s Board of Directors,” said Mr. Markison. “I believe my prior experiences working with both small and large pharmaceutical companies to capitalize on opportunities, advance pipeline products and drive commercial growth will be a benefit to Lantheus and help support future growth.”

Mr. Markison currently serves as Lead Director and Chair of the Compensation Committee for the Board of Directors of Immunomedics, Inc., a biopharmaceutical company focusing on antibody-based therapeutics for the treatment of cancer auto immune and other serious diseases); Chairman of the Board of Directors for Rosetta Genomics, a leading developer of microRNA-based molecular diagnostics; and Director and Compensation Committee Chair for PharmAthene, a bio-defense company developing medical countermeasures against biological and chemical threats.  Additionally, Mr. Markison serves on the Board of Directors for the Komen Foundation for South/Central New Jersey and is a member of the Board of Trustees for the Pennington School. He received a B.S. degree from Iona College.

About Lantheus Medical Imaging, Inc.

Lantheus Medical Imaging, Inc., a global leader in developing, manufacturing and distributing innovative diagnostic imaging agents, is dedicated to creating and providing pioneering medical imaging solutions to improve the treatment of human disease. Lantheus imaging products include the echocardiography contrast agent DEFINITY® Vial for (Perflutren Lipid Microsphere) Injectable Suspension, an ultrasound contrast agent for use in patients with suboptimal echocardiograms to opacify the left ventricular chamber and to improve the delineation of the left ventricular endocardial border; ABLAVAR® (gadofosveset trisodium), a first-in-class magnetic resonance agent indicated for the evaluation of aortoiliac occlusive disease in adults with known or suspected peripheral vascular disease; TechneLite® (Technetium Tc99m Generator), Cardiolite® (Kit for the Preparation of Technetium Tc99m Sestamibi for Injection), and Thallium 201 (Thallous Chloride Tl 201 Injection). Lantheus has approximately 600 employees worldwide with headquarters in North Billerica, Massachusetts, and offices in Puerto Rico, Canada and Australia. For more information, visit www.lantheus.com.

Safe Harbor for Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that may be described from time to time in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which speak only as of the date hereof. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

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